Exhibit 99.1

Contact:

Melanie L. Sprowson

Director, Investor Relations

(412) 429-2454

msprowson@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

July 1, 2021

Ampco-Pittsburgh Corporation (NYSE: AP) Announces Closing of Amended and Restated Credit Facility

Carnegie, PA, July 1, 2021 – Ampco-Pittsburgh Corporation (NYSE: AP) (the “Corporation”) announced today that it has entered into an amended and restated credit agreement (the “Credit Facility”) consisting of a $100 million, five-year asset-backed revolving line of credit with a $30 million accordion feature.

For the Credit Facility, PNC Capital Markets LLC and F.N.B. Capital Markets served as Joint Lead Arrangers, First National Bank of Pennsylvania served as Lender and Syndication Agent, and M&T Bank served as Lender and Documentation Agent. PNC Bank, National Association, will continue to serve as Administrative Agent for the Credit Facility. Clark Hill PLC served as lead counsel for PNC Bank, National Association. Cozen O’Connor PC served as the Corporation’s lead counsel.

Commenting on the transaction, Michael McAuley, Ampco-Pittsburgh’s Senior Vice President, Chief Financial Officer, and Treasurer, stated, “We are very pleased with this extended and amended credit agreement and to continue the strong relationships we have with our lenders to provide liquidity in support of market recovery and growth as well as our strategic initiatives. This facility offers increased lending capacity and significantly greater flexibility at a lower cost for the Corporation going forward. It also helps facilitate our capital expenditure plans for plant modernization, manufacturing efficiency improvement, and expanded production capacity. The Corporation’s liquidity position is presently very solid and, with this facility, will become even stronger.”

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industry. It also manufactures open-die forged products that principally are sold to customers in the steel distribution market, oil and gas industry, and the aluminum and plastic extrusion industries. The Corporation is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems, and centrifugal pumps. It operates manufacturing facilities in the United States, United Kingdom, Sweden, Slovenia, and participates in three operating joint ventures located in China. It has sales offices in North and South America, Asia, Europe, and the Middle East. Corporate headquarters is located in Carnegie, Pennsylvania.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on behalf of Ampco-Pittsburgh Corporation (the “Corporation”). This press release may include, but is not limited to, statements about operating performance, trends, events that the Corporation expects or anticipates will occur in the future, statements about sales and production levels, restructurings, the impact from global pandemics (including COVID-19), profitability and anticipated expenses, future proceeds from the exercise of outstanding warrants, and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “will,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For the Corporation, these risks and uncertainties include, but are not limited to: cyclical demand for products and economic downturns; excess global capacity in the steel industry; fluctuations of the value of the U.S. dollar relative to other currencies; increases in commodity prices or shortages of key production materials; consequences of global pandemics (including COVID-19); changes in the existing regulatory environment; new trade restrictions and regulatory burdens associated with “Brexit”; inability of the Corporation to successfully restructure its operations; limitations in availability of capital to fund the Corporation’s operations and strategic plan; inoperability of certain equipment on which the Corporation relies; work stoppage or another industrial action on the part of any of the Corporation’s unions; liability of the Corporation’s subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of those subsidiaries; inability to satisfy the continued listing requirements of the New York Stock Exchange or NYSE American; failure to maintain an effective system of internal control; potential attacks on information technology infrastructure and other cyber-based business disruptions; and those discussed more fully elsewhere in this report and in documents filed with the Securities and Exchange Commission by the Corporation, particularly in Item 1A, Risk Factors, in Part I of the Corporation’s latest Annual Report on Form 10-K. The Corporation cannot guarantee any future results, levels of activity, performance or achievements. In addition, there may be events in the future that the Corporation may not be able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, the Corporation assumes no obligation, and disclaims any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.